UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary Information Statement

[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

[X]	Definitive Information Statement

Second Sight Medical Products, Inc.

(Name of Registrant As Specified In Charter)

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[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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	4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

Date First Mailed to Shareholders: December 13, 2019

To the Holders of Common Stock of Second Sight Medical Products, Inc.:

On November 26, 2019, the board of directors of Second Sight Medical Products, Inc. (the “Company”) adopted a resolution approving a certificate of amendment (the “Certificate of Amendment”) to the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”),  to effect, a reverse stock split of all outstanding shares of the Company’s common stock, no par value, at a ratio of not less than 1-for-7 and not greater than 1-for-8, such ratio to be determined and fixed by the Company’s chief executive officer and chief financial officer (“Senior Management”), at any time before March 30, 2020, without further approval or authorization of our shareholders (the “Reverse Split”).

The Company obtained the written consent of shareholders holding greater than 50% of the voting securities of the Company as of November 26, 2019 (the “Majority Shareholders”) approving the Reverse Split. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions will not be effective, and a Certificate of Amendment to our Articles of Incorporation effectuating the Reverse Split will not be filed with the Secretary of State of California, until twenty (20) days after the date this Information Statement is filed with the Securities and Exchange Commission and a copy thereof is mailed to each of the Company’s shareholders. A form of the Certificate of Amendment is attached hereto as Annex A.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO PROXY CARD HAS BEEN ENCLOSED WITH THIS INFORMATION.

This Information Statement will serve as written notice to shareholders of the Company pursuant to Section 603 of the California Corporations Code of action by written consent in lieu of a special meeting of shareholders taken by certain of our shareholders holding greater than a majority in interest of our voting securities. No action is required by you. The accompanying information statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with the requirements of United States federal securities laws. This Information Statement is being mailed on or about December 13, 2019, to all of the Company's shareholders of record as of the close of business on November 26, 2019.

By Order of the Board of Directors

November 27, 2019	/s/ Jonathan Will McGuire
Jonathan Will McGuire
Chief Executive Officer

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF SECOND SIGHT MEDICAL PRODUCTS, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

November 26, 2019

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

Second Sight Medical Products, Inc., a California corporation (the “Company,” “we, “us,” or “our”), is sending you this Information Statement solely for purposes of informing our shareholders of record as of November 26, 2019 (the “Record Date”) of action taken by our shareholders by less than unanimous written consent in lieu of a special meeting of shareholders. No action is requested or required on your part.

This Information Statement is being mailed on or about December 13, 2019. The Company’s principal executive offices are located at 12744 San Fernando Road, Suite 400, Sylmar, California 91342, and the Company’s telephone number is (818) 833-5000.

REVERSE STOCK SPLIT

General

On November 26, 2019, Second Sight Medical Products, Inc., a California corporation (the “Company”) obtained the unanimous written consent of its board of directors (“Board”) and the written consent of shareholders holding greater than 50% of the voting securities of the Company (the “Majority Shareholders”) approving a certificate of amendment to the Company’s Restated Articles of Incorporation, as amended, to effect a reverse stock split of all outstanding shares of the Company’s common stock, no par value, at a ratio of not less than 1-for-7 and not greater than 1-for-8, at any time before March 30, 2020, without further approval or authorization of our shareholders (the “Reverse Split”), with the exact ratio to be set within this range by Senior Management at their discretion without further shareholder approval.

We believe that enabling Senior Management to fix the specific ratio of the Reverse Stock Split within the stated range mandated by our Board and approved by the Majority Shareholders will provide us with the flexibility to effect the Reverse Split in a manner intended to implement the anticipated benefits for our shareholders.

The Board in its sole discretion may alternatively elect to abandon such proposed amendment and not effect the Reverse Split authorized by the Majority Shareholders.

Upon the filing with, and acceptance of the Certificate of Amendment by, the Secretary of State of  California the outstanding shares of our common stock will be reclassified and combined into a lesser number of shares such that one share of our common stock will be issued for a specified number of shares pursuant to the fixed ratio adopted for the Reverse Split.

The effect of the Reverse Split upon the market price for the Company's common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of the Company's common stock after the Reverse Split will rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the Reverse Split. The market price of the Company's common stock is also based on Company’s performance and other factors, some of which may be unrelated to the number of shares outstanding.

This description of the amendment to our Articles of Incorporation to effect the Reverse Split is only a summary of such amendment and is qualified in its entirety by reference to the actual text of the form of proposed Certificate of Amendment to our Articles of Incorporation attached as Annex A to this Information Statement.

Background

Our common stock is currently listed on the Nasdaq Capital Market (the “Nasdaq”). In order for our common stock to continue to be listed on Nasdaq, we must satisfy various continued listing requirements of Nasdaq. If we are unable to meet Nasdaq continued listing requirements, our common stock will be subject to delisting. Under Nasdaq’s continued listing requirements, if the bid price of our common stock over a consecutive 30 trading-day period closed below $1.00 per share, our common stock would be subject to delisting by Nasdaq.

On January 25, 2019, the Company received a letter from Nasdaq (“First Notice”) advising the Company that for 30 consecutive business days preceding the date of the First Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on the Nasdaq Capital Market (the “Minimum Bid Price Requirement”) as required by Nasdaq Listing Rules.

Pursuant to Nasdaq’s continued listing standard, we initially had six months to cure this deficiency and regain compliance. The Company could regain compliance with this continued listing standard if during the 180 calendar day period following the date of the First Notice, the closing bid price of the Company’s common stock was at or above $1.00 for a minimum of 10 consecutive trading days.

On July 25, 2019, the Company received second notice from Nasdaq indicating that, while the Company had not regained compliance with the Minimum Bid Price requirement, Nasdaq had determined that the Company was eligible for an additional 180-day period, or until January 20, 2020 to regain compliance.

Purpose of the Proposed Reverse Split

              The primary objective in approving and implementing the Reverse Split is to raise the per share trading price of our common stock to meet Nasdaq’s continued listing requirements. The Reverse Split should result in a higher per share trading price, which is intended to enable us to maintain the listing of our common stock on Nasdaq and generate continued or greater investor interest in our company.

Our Board believes that maintaining the listing of our common stock on Nasdaq is in the best interests of our company and our shareholders. If our common stock were delisted from Nasdaq, our Board believes such delisting could adversely affect the market liquidity of our common stock, decrease the market price of our common stock, adversely affect our ability to obtain financing for the continuation of our operations, and result in the loss of confidence in our company.

Once the Reverse Split is effective, we expect to satisfy the Minimum Bid Price Requirement for continued listing. However, despite implementation of the Reverse Split by our Board, there can be no assurance that the Reverse Split will result in our meeting and maintaining the $1.00 per share minimum price requirement. The effect of the Reverse Split upon the market price for our common stock cannot be predicted, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our common stock after the Reverse Split may not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Split due to, among other reasons, our performance and other factors which may be unrelated to the number of shares outstanding. The common stock could also be delisted from Nasdaq if we fail to comply with one or more other continued listing requirements of Nasdaq.

Effect on Preferred Stock

  We currently have 10,000,000 shares of preferred stock authorized. The amendment to the Articles of Incorporation will have no effect on the authorized preferred stock of our company.

Effect on Outstanding Common Stock and Authorized Common Stock

            As a result of the Reverse Split, the number of outstanding shares of our common stock will be decreased proportionately in the split ratio of between 1-for-7 and 1-for-8, as determined by Senior Management. As of the Record Date, the Company had 124,598,198 shares of common stock issued and outstanding. Based on the number of shares of common stock issued and outstanding as of the Record Date, immediately following the completion of the Reverse Split, the number of shares may range from approximately 15,574,775 shares to 17,799,743 shares of common stock issued and outstanding. The number of our authorized shares will not be affected by the Reverse Split and will remain unchanged.

           The Reverse Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in our company or proportionate voting power, subject to the treatment of fractional shares. No fractional shares will be issued in connection with the Reverse Split. Instead, shareholders who would otherwise hold fractional shares will be entitled to cash payments (without interest) in respect of such fractional shares. See “Fractional Shares” below.

           The Certificate of Amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. The common stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

           Following the Reverse Split, our common stock will continue to be listed on Nasdaq under the symbol “EYES” although it will be considered a new listing with a new CUSIP number to be obtained.

Assuming reverse stock split ratios of 1-for-7 and 1-for-8 (which reflect the low and high end of the range that our Majority Shareholders have approved), the following table sets forth (i) the approximate number of shares of our common stock that would be issued and outstanding, (ii) the approximate number of shares of our common stock that would be reserved for future issuance pursuant to outstanding stock options, restricted stock units and warrants, as well as our existing equity incentive plans, and employee stock purchase plans, and (iii) the weighted-average exercise price of outstanding options and warrants, each giving effect to the Reverse Split and based on securities outstanding as of November 22, 2019.

	Number of Shares Before Reverse Stock Split	Reverse Stock Split Ratio (1-for-7)	Reverse Stock Split Ratio (1-for-8)
Number of Shares of Common Stock Issued and Outstanding	124,598,198	17,799,743	15,574.775
Number of Shares of Common Stock Reserved for Future Issuance:
Outstanding Stock Options	7,917,903	1,131,129	989,738
Outstanding Restricted Stock Units	489,000	69,857	61,125
Warrants	61,459,657	8,779,951	7,682,457

Total:	194,464,758	27,780,680	24,308,095
Weighted Average Exercise Price of Options	$2.73	$19.09	$21.82
Weighted Average Exercise Price of Warrants	$1.47	$10.29	$11.76

Accounting Matters

Our common stock has no par value and the par value is not changing as a result of the implementation of the Reverse Split.

Possible Disadvantages of Reverse Split

We are required to implement the Reverse Split to maintain the minimum bid price per share needed for us to retain our Nasdaq listing. Nevertheless the following are some of the possible disadvantages of the Reverse Split:

•	The reduced number of shares of our common stock resulting from the Reverse Split could adversely affect the liquidity of our common stock.

•

The Reverse Split could result in a significant devaluation of our market capitalization and the trading price of our common stock, on an actual or an as-adjusted basis. Other companies that have effected reverse stock splits have experienced such outcomes.

•

The Reverse Split may leave certain shareholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of common stock in even multiples of 100, including due to increased brokerage commissions.

•

There can be no assurance that the market price per new share of our common stock after the Reverse Split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the Reverse Split. For example, based on the closing market price of our common stock on November 25, 2019 of $0.8795 per share of common stock and a Reverse Split ratio of one-for-eight, there can be no assurance that the post-Reverse Split market price of our common stock would be $7.036 per share or greater. Accordingly, the total market capitalization of our common stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split and, in the future, the market price of our common stock following the Reverse Split may not exceed or remain higher than the market price prior to the Reverse Split.

•

While our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

•

If the market price of our common stock declines after the Reverse Split, the percentage decline may be greater than would occur in the absence of the Reverse Split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

The Reverse Split will become effective at such time as we file the Certificate of Amendment to our Restated Articles of Incorporation with the Secretary of State of California, which will not occur prior to the date that is twenty (20) calendar days after the Definitive Information Statement is first sent or given to our shareholders.

As soon as practicable after the effective time of the Reverse Split, shareholders will be notified that the Reverse Split has been effected. If you hold shares of common stock in a book-entry form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the Reverse Split with instructions on how to exchange your shares. After you submit your completed transmittal letter, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the Reverse Split indicating the number of shares of common stock you hold.

Some shareholders hold their shares of common stock in certificate form or a combination of certificate and book-entry form. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a shareholder holding pre-split shares in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the Reverse Split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our common stock for a statement of holding. When you submit your certificate representing the pre-split shares of our common stock, your post-split shares of our common stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-Reverse Split ownership interest.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Beginning on the effective time of the Reverse Split, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares.

Shareholders holding our common stock in “street name” through a bank, broker, or other nominee should note that such banks, brokers, or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered shareholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker, or other nominee and if you have questions in this regard, you should contact your nominee.

Fractional Shares

We do not intend to issue fractional shares in connection with the Reverse Split. Therefore, we do not expect to issue certificates or book-entry interests representing fractional shares. Shareholders who otherwise would hold fractional shares because the number of shares of common stock they held before the Reverse Split would not be evenly divisible based upon the Reverse Split ratio will be entitled to cash payments (without interest) in respect of such fractional shares. Such cash payment shall be determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of such class held by the holder as of the effective date of the Reverse Split, and (ii) the volume weighted average trading price of the common stock, as reported on Nasdaq, for the five trading days immediately preceding the effective date of the Reverse Split, as adjusted for the split ratio.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         No director, nominee for director, or officer of the Company, or associate of any of the foregoing persons, has any substantial interest, directly or indirectly, in the matter acted upon.

VOTING PROCEDURES

         Pursuant to the California Corporations Code and our Articles of Incorporation the affirmative vote of the holders of a majority of our outstanding common stock is sufficient to amend the Articles of Incorporation, which vote was obtained by the written consent of the Majority Shareholders as described herein. As a result, the amendment to the Articles of Incorporation has been approved and no further votes will be needed.

No Dissenter’s Rights

        Under California law, our shareholders are not entitled to dissenter’s rights with respect to our amendment to the Articles of Incorporation to effect the Reverse Split.

Notice Pursuant to the California Corporations Code

Pursuant to Section 603(b)(2) of the California Corporations Code, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s shareholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 603(b)(2) of the Corporations Code.

Federal Income Tax Consequences of the Reverse Split

The following summary of the federal income tax consequences of the Reverse Split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder, and the discussion below may not address all the tax consequences for a particular shareholder. For example, foreign, state, and local tax consequences are not discussed below. Accordingly, each shareholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a Reverse Split, including the application and effect of federal, state, local, and/or foreign income tax and other laws.

Generally, a reverse stock split will not result in recognition of gain or loss for federal income tax purposes. The adjusted basis of the new shares of common stock will be the same as the adjusted basis of the common stock exchanged for such new shares. The holding period of the new, post-Reverse Split shares of the common stock resulting from implementation of the Reverse Split will include the shareholder’s respective holding periods for the pre-Reverse Split shares. A U.S. holder of common stock that receives cash in lieu of a fractional share of common stock pursuant to the Reverse Split will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the common stock surrendered that is allocated to such fractional share of common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for such common stock surrendered exceeded one year at the effective time of the Reverse Split.

VOTING SECURITIES AND INFORMATION ON CONSENTING SHAREHOLDERS

Pursuant to the Company’s Bylaws and the California Corporations Code, a vote by the holders of at least a majority of the voting shares is required to effect the action described herein. As of the Record Date, the Company had 124,598,198 shares of common stock issued and outstanding and entitled to vote, which for voting purposes are entitled to one vote per share.

The consenting shareholders identified below are the beneficial owners of a total of 84,129,609 shares of Common Stock which represent approximately 67.52% of the total number of voting shares. The consenting shareholders voted in favor of the actions described herein in a written consent, dated November 26, 2019. No consideration was paid for the consent. The consenting shareholder’s name, affiliations with the Company and beneficial holdings are as follows:

Voting Shareholder	Affiliation	Number of Voting Shares	Percentage of Voting Shares
Gregg Williams	Chairman of the Board	79,126,570 (1)	63.5%
William Link	Director	4,608,161 (2)	3.7%
Jonathan Will McGuire	Chief Executive Officer	142,770	0.1%
Aaron Mendelsohn	Director	133,807	0.1%
Matthew Pfeffer	Director	118,301	0.1%

(1)

Shares beneficially owned by Mr. Williams include (i) 28,108,481 shares of common stock owned by The Gregg G. Williams 2006 Trust (“GW Trust”), (ii) 29,108,563 shares of common stock owned by Williams International Co. LLC (iii) 4,358,082 shares of common stock owned by Sam Williams Family Investments LLC and (iv) 17,551,444 shares of common stock owned by Sam B. Williams 95 GST Trust (“GST”). Greg Williams has voting and dispositive power over all of these shares.

(2)

Includes 4,370,964 shares held by Versant Venture Capital II, L.P.(“VVC”), 82,949 shares held by Versant Affiliates Fund II-A, L.P. (“VAF”), 39,062 shares held by Versant Side Fund II, L.P., and 115,186 shares held directly by Dr. Link. Dr. Link is managing director of Versant Ventures II, LLC, the general partner of VVC, VAF and VSF and may be deemed a beneficial owner of these shares.

OTHER MATTERS

Shareholders Sharing an Address

The Company will deliver only one copy of this Information Statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a shareholder at a shared address to which a single copy of this Information Statement is delivered. A shareholder can notify us that the shareholder wishes to receive a separate copy of this Information Statement by contacting by calling (818) 833-5000, or by writing to the Company at 12744 San Fernando Road, Suite 400, Sylmar, California 91342, Attention: Chief Financial Officer. Conversely, if multiple shareholders sharing an address receive multiple Information Statements and wish to receive only one, such shareholders can notify the Company at the address or phone number set forth above.

The entire cost of furnishing this Information Statement will be borne by the Company.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Exchange Act, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, DC 20549. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

A copy of any public filing is also available, at no cost, by writing to Second Sight Medical Products, Inc., 12744 San Fernando Road, Suite 400, Sylmar, CA 91342. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Reverse Split and the amendment to the Articles of Incorporation, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF CERTAIN ACTIONS TAKEN BY THE MAJORITY SHAREHOLDERS.

By Order of the Board of Directors

November 27, 2019	/s/ Jonathan Will McGuire
Jonathan Will McGuire
Chief Executive Officer

Annex A

FORM OF

SECOND CERTIFICATE OF AMENDMENT OF

RESTATED ARTICLES OF INCORPORATION

OF

SECOND SIGHT MEDICAL PRODUCTS, INC.

Jonathan Will McGuire and John T. Blake hereby certify that:

1. They are the President and Chief Financial Officer, respectively, of Second Sight Medical Products, Inc. (the “Corporation”), a California corporation.

2. Article III of the Restated Articles of Incorporation, as amended, of this Corporation is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of shares to be designated Common Stock (“Common Stock”) and Preferred Stock (“Preferred Stock”). The total number of shares of Common Stock that the Corporation is authorized to issue is three hundred million (300,000,000). In all matters that may become before the Corporation’s shareholders, each share of Common Stock shall entitle its holder to one vote.

The total number of shares of Preferred Stock that the Corporation is authorized to issue is ten million (10,000,000).

With consent of the Shareholders, the shares of Preferred Stock may be issued from time to time in one or more series as determined by the corporation’s Board of Directors, which is authorized to designate all pricing, voting, dividend, conversion and other rights, and preferences, privileges and restrictions attendant to each series as well as the number of shares authorized for issuance in each series, which matters shall be expressed in resolutions adopted by the Board of Directors, and filed with the California Secretary of State as required by the General Corporation law of the State.

Upon the close of business on the date of filing of this Second Certificate of Amendment with the California Secretary of State (the “Effective Date”) each          (  ) shares of Common Stock then issued and outstanding, or held by the Corporation as treasury stock immediately prior to the Effective Time shall automatically and without any further action by the Corporation or the holder thereof, be reclassified, combined,  changed, converted and reconstituted into one (1) validly issued share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a shareholder would otherwise be entitled as a result of the Reverse Stock Split, the Corporation shall pay such holder a cash amount, without interest, equal to the fraction to which such shareholder would otherwise be entitled multiplied by (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of such class held by the holder as of the effective date of the Reverse Split, and (ii) the volume weighted average trading price of the common stock, as reported on The Nasdaq Capital Market, for the five trading days immediately preceding the effective date of the Reverse Split, as adjusted for the split ratio. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificates shall have been reclassified and combined pursuant to this Amendment.”

3. The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment to the Corporation’s Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. At the record date for the meeting at which such approval occurred, the Corporation had only one class of shares designated Common Stock, and the number of outstanding shares entitled to vote with respect to the foregoing amendment was

124,598,198. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required of each class entitled to vote is a majority (greater than 50%).

The undersigned Jonathan Will McGuire and John T. Blake, declare this __th day of December 2019, at the City and County of Los Angeles, California under penalty of perjury under the laws of the State of California that each has read the foregoing certificate, each knows the contents thereof and that the matters set forth in this certificate are true and correct of his own knowledge.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:	/s/ Jonathan Will McGuire
Jonathan Will McGuire
Chief Executive Officer

By:	/s/ John T. Blake
John T. Blake
Chief Financial Officer

             SECOND CERTIFICATE OF AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF SECOND SIGHT MEDICAL PRODUCTS, INC.